EXHIBIT 4.3

                       ADVERTISING SERVICES AGREEMENT WITH

                      CREATIVE IMPACT COMMUNICATIONS, INC.

                              DATED OCTOBER 4, 2000


                         ADVERTISING SERVICES AGREEMENT

         THIS AGREEMENT, MADE AND ENTERED INTO THIS 4TH Day of October, 2000 by and between CREATIVE IMPACT COMMUNICATIONS, INC. (hereinafter referred to as "Creative"), and CeleXx Corporation (hereinafter referred to as "Client").

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, Creative and the Client desire to enter into an agreement regarding the services of Creative to advertise the Client's services or products.

         IT IS THEREFORE agreed as follows:

         1. ADVERTISING SERVICES. Creative shall act as Client's exclusive agent and perform, upon prior authorization by Client as provided herein, on behalf of the Client for the Client's account, any or all of the following services to the extent necessary to meet Client's needs:

                  (a) Develop a advertising and marketing concept and program designed to meet Client's needs and budgetary limitations;
                  (b)         Develop a website for Client;
                  (c)         Develop a direct marketing campaign for Client;
                  (d) Develop a public relations or investor relations campaign for Client;
                  (e) Contract with the advertising media and with others for space or time to carry out the advertising program at competitive terms and rates subject to Client's approved estimates;

                  (f) Facilitate vendor services on behalf of Client pursuant to development of advertising campaign, including the issuance of necessary purchase orders, based on Client's approved estimates;

                  (g) Negotiate, arrange, and contract on behalf of the Client for any special talent required and for all photography, models, special effects, layouts, and artwork, and for all printing, including any required engravings, electrotypes, typography, and any other necessary technical services for use in the advertising program;

                  (h) Review all tear sheets and/or affidavits and/or invoices and make timely payment to all persons or firms supplying services in connection with the advertising program on behalf of Client;

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                  (i)    Permit  Client to review and approve  all plans,  ideas
and  advertising  concepts in various stages of development;
                  (j) Render periodic electronic reports regarding the status and progress of the advertising program; and
                  (k) Advise and bill Client for all remittances made by Creative on behalf of Client and maintain complete and accurate books and records in this regard.

         2. PRIOR APPROVAL OF CLIENT. Creative shall not incur any obligations or provide any services herein for Client's account in an amount more than two thousand dollars ($2,000) without first obtaining written approval from Client. In order to obtain Client's approval, Creative shall submit written proposals to Client, containing full descriptions of the proposed advertisements and estimates of the cost of the obligations or services involved, including media costs, cost of preparation of the advertisements, cost of production of advertising services, and any additional costs, such as mailing, postage, and similar items. Client may provide Creative with approval of written proposals, estimates or proposed advertising services, in writing via telefax, electronic mail or US mail. Creative shall not be responsible for missed deadlines or closing dates caused by the delay of Client in approving the advertising proposals and estimates.

         3.       ADVERTISING COSTS AND EXPENDITURES.

                  (A) ADVERTISING EXPENDITURES. Client shall reimburse Creative for all out-of-pocket costs incurred and expenditures made on behalf of Client for services provided outside Creative, including, but not limited to, costs for typography, engravings, electrotypes, printing, photographs, art work and comprehensive layouts, and television and radio commercial production costs including but not limited to talent, props, scenery, sound and lighting effects, rights, license fees, and producers' fees. Creative shall present Client with an estimate of such costs to be approved by Client prior to initiating work.

                  (B) SHIPPING. Client shall pay Creative for its direct cost of mailing, packaging, shipping, taxes, and duties, incurred by Creative in connection with the performance of the advertising services on behalf of Client as provided in this Agreement.

                  (C) TAXES. Client shall be liable for all taxes, excises, and other governmental charges required to be paid or collected by Creative under any federal, state, or other law, applicable to production, processing, transportation, storage or delivery of any and all advertising materials or services delivered to Client hereunder.

                  (D) CANCELLATIONS. In the event Client, after having approved any planned advertising services, market strategy or other advertising strategy, cancels all or any part thereof, Client shall pay for all costs and time incurred by Creative through the date of cancellation and any unavoidable costs incurred thereafter, including any non-cancelable commitments for time or space.

         4.       CREATIVE'S COMPENSATION.

                  (A) FEE FOR SERVICES. The Client agrees to pay a monthly retainer fee for the services by Creative pursuant to this Agreement. The amount of the fee shall be $15,000.00 [fifteen thousand dollars, US$]for service and contact and will be invoiced on the 15th day of each month and become due ten calendar days post invoice date. Creative will invoice separately for each

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project undertaken on behalf of Client,  subject to the prior approval by Client as provided in paragraph 2 hereinabove.

                  (B) COMMISSION. Creative shall be entitled to media commissions where provided by the media outlet equal to fifteen percent [15%]of the gross charges for all time and space media placed by Creative on behalf of Client. Client agrees to pay one hundred percent (100%) of the approved media charges at the time the insertion order is rendered or fifty percent [50%] of the approved media plan as requested by the agency.

                  (C) PRODUCTION. With respect to mechanical art and out-of-pocket costs (including, without limitation, typography, engravings, electrotypes, printing, photographs, art work and comprehensive layouts) and television and radio commercial production costs (including, without limitation, talent, props, scenery, sound and lighting effects, rights, license fees and producer's fees) for services provided outside of Creative's organization, Creative shall bill all out-of-pocket costs to Client. Client also agrees to pay fifty percent (50%) of the estimated production charges in advance, if requested by Creative.

         5. BILLING AND PAYMENT. All Creative invoices are due upon receipt by Client. Where payment is not received within thirty (30) days from the date of the invoice, interest on the unpaid amount will accrue at the rate of one and one-half percent (1 1/2%) per month; provided, however, that in no event shall interest accrue at a rate higher than that permitted by law.

         6. DURATION AND TERMINATION. This Agreement shall become effective as of the date first written above and shall continue in force until October 15, 2001. Either party may terminate this Agreement by giving the other party written notice at least ninety (90) days prior to the effective date of termination. Upon receipt of notice of termination, Creative shall not commence work on any new advertising services, but it shall complete and place all advertisements previously approved by Client. All the rights and duties of the parties shall continue during such notice period and Client shall be responsible to Creative for the payment of any contract obligation incurred with third parties on behalf of Client during this period. Should the client be acquired by another entity, or merge with another entity, or otherwise cease doing business as CeleXx Corporation and wish to terminate services based on said operational change, this contract will be bought out by client for an amount equal to 90 days service or the monthly value of the remainder of the contract, whichever is the larger amount.

         7.       DISPOSITION OF PROPERTY AND MATERIALS.

                  (A) COPYRIGHTED MATERIALS. In the event that any intellectual materials are developed or produced by Creative on behalf of Client, and such materials are copyrightable subject matter, and/or work made for hire, the copyright for such materials shall be the property of the Client. Materials not selected by Client from multiple concepts, including but not limited to plans, preliminary outlines, sketches, copy materials made or produced on behalf of Client as an incidental part of rendering the advertising services, whether or not copyrightable, remain the property of Creative and shall be conveyed to Creative upon request. Those materials made for hire (selected concepts) become the property of Client only after payment of all fees, including any applicable interest.

                  (B) MATERIALS. Creative shall take reasonable care of all documents, materials, and information entrusted to it by Client and shall return them to Client upon expiration of this Agreement.


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         8. INDEMNIFICATION. Client hereby indemnifies and defends Creative, its employees, subcontractors, and representatives against any suits, claims, or proceedings brought against Client and/or its partners, officers, directors,
including   attorneys'  fees  and  costs  incurred  at  any  trial,   appellate,
bankruptcy, or any administrative proceedings, based upon publication, or placement of an advertising concept or scheme by Creative after approval by Client.

         9. CONFIDENTIAL INFORMATION. Creative is under a duty not to disseminate, or use for its own purposes, both during the term of this Agreement and after termination of this Agreement, any "confidential information" given to Creative by Client. For purposes of this Agreement, "confidential information" shall mean any information given to Creative by Client in writing and specifically designated on the face thereof or by attachment as "confidential information" and which is not already known to (i) the public, (ii) the industry of the Client, or has not already been disclosed to Creative through other parties not under an obligation to keep such information confidential.

         10. ASSIGNMENT; BINDING EFFECT. Neither party hereto may assign any rights or delegate any duties hereunder without the express prior written consent of the other party; provided, however, that this Agreement shall bind and inure to the benefit of and be binding upon the successors in interest to either of the parties hereto, including without limitation any successor in interest by way of merger, consolidation, reorganization, liquidation, or sale of all or substantially all of a party's assets, and such successor in interest shall be bound by and agree to carry out and perform the terms and conditions for the term of this Agreement.

         11. WAIVER OF BREACH. The failure of either party to this Agreement to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or any future violation, breach, or wrongful conduct.

         12. ATTORNEYS' FEES. In the event an attorney is employed to enforce the provisions of this Agreement, or in the event of litigation arising out of or connected with this Agreement, the prevailing party shall be entitled to attorneys' fees and costs incurred at both the trial level and appeals level.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification, or discharge is sought.

         14. GOVERNING LAW. This Agreement shall be governed in accordance with the laws of the State of Florida, County of Duval.

         15. NOTICE. Any legal notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the parties at the following addresses:
             To Creative:                   220 East Forsyth Street
                                            Jacksonville, Fl 3220
             To Client:                     7251 W. Palmetto park Rd., Suite 208
                                            Boca Raton, FL 33433
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         IN WITNESS  WHEREOF,  the parties hereto are authorized to execute this document and have set their hands and seals the day and year first above written.

"Creative"

                                                         CREATIVEIMPACT
                                                         COMMUNICATIONS, INC.

                                                         By /s/ Richard J. Clark
                                                         -----------------------
                                                         Richard J. Clark
                                                         Its: Vice President

                                                              "Client"

                                                         CeleXx Corporation
                                                         By: /s/ Doug Forde
                                                         -----------------------
                                                         Doug Forde
                                                         Its: Chairman

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                        ADDENDUM TO ADVERTISING AGREEMENT
                               OF OCTOBER 4, 2000


                     As an incentive to commence the services of Creative Impact Communications, Inc to client, as described in the ADVERTISING AGREEMENT of
    October 4, 2000 entered into between Creative and Celexx Corporation ("client"), Creative, and /or its authorized representative, is entitled to receive 150,000 shares of freely tradable common stock of Celexx. These shares are to be registered under a Form S-8 .

For Creative Impact Communications, Inc.

/s/ Michael Kreinest
--------------------------------------------------------
By Michael Kreinest


For CeleXx Corporation

/s/ Douglas H. Forde
-------------------------------------------------------
By Douglas H Forde

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